SECURITIES AND EXCHANGE COMMISSION
                                                WASHINGTON, D.C. 20549
                                                   AMENDMENT NO. 1*
                                                 (* FINAL AMENDMENT)
                                                     SCHEDULE 13G

                                      Under the Securities Exchange Act of 1934

                                               Eagle Geophysical, Inc.
                   -------------------------------------------------------------

                                                   (Name of Issuer)

                                             Common Stock, $.01 Par Value
                   -------------------------------------------------------------

                                            (Title of Class of Securities)

                                                      269524104
                   -------------------------------------------------------------

                                                    (CUSIP NUMBER)

                                             Cambridge Investments, Ltd.
                                                600 Montgomery Street
                                                      43rd Floor
                                               San Francisco, CA 94111
                                                 Tel No. 415-781-0866

                                (Name, Address and Telephone Number of Person
                             Authorized to Receive Notices and Communications)

                                                  - with copies to -


                                             Michael G. Tannenbaum, Esq.
                              Newman Tannenbaum Helpern Syracuse & Hirschtritt
                                            900 Third Avenue - 13th Floor
                                               New York, New York 10022
                                                    (212) 508-6700

                                                Filed on June 26, 1998
                                             ----------------------------
                                            (Date of event which requires
                                              filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1-(b)

                  |_|  Rule 13d-1-(c)

                  |_|  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                 Page 1 of 6 Pages

CUSIP No. 269524104

1.Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
  (entities only)

     Cambridge Investments, Ltd.

2.Check the Appropriate Box if a Member of a Group (See Instructions)

     a.
     b.

         3.  SEC Use Only

         4.  Citizenship or Place of Organization:  State of California, USA

        Number of Shares                   5.  Sole Voting Power 336,650 Shares
                                                              --------------

      Beneficially
      Owned by     6.  Shared Voting Power
      Each
      Reporting    7.  Sole Dispositive Power 336,650 Shares
      Person
      With         8.  Shared Dispositive Power

  9. Aggregate Amount Beneficially Owned by Each Reporting Person 336,650 Shares

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.  Percent of Class Represented by Amount in Row 9 3.97%
                                                                  -----

12.  Type of Reporting Person (See Instructions)  CO, IA



                                                 Page 2 of 6 Pages

CUSIP No. 269524104

Item 1(a)  Name of Issuer:

         Eagle Geophysical, Inc.

Item 1(b)  Address of Issuer:

         Eagle Geophyscial, Inc.
         50 Briar Hollow Lane
         6th Floor, West
         Houston, TX 77027


Item 2(a)         Name of Person Filing:

Cambridge Investments, Ltd.

Item 2(b)         Address of Principal Business Office or, if none, Residence:



         The principal business address of the reporting person is:

         Cambridge Investments, Ltd.
         600 Montgomery Street
         43rd Street
         San Francisco, California 94111
         415-781-0866

Item 2(c)         Citizenship:

Cambridge Investments,Ltd. was formed under the laws of the State of California.

Item 2(d)         Title of Class of Securities:

         Common Stock, $.01 par value

Item 2(e)         CUSIP Number:

         269524104

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                                 Page 3 of 6 Pages

CUSIP No. 269524104


 a. |_|  Broker or dealer registered under Section 15 of the Act,
 b. |_|  Bank as defined in Section 3(a)(6) of the Act,
 c. |_|  Insurance Company as defined in Section 3(a)(19) of the Act,
 d. |_| Investment Company registered under Section 8 of the Investment Company Act,
 e. |X|  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
 f. |_| Employee Benefit Plan, or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
 g. |_|  Parent Holding Company or Control Person, in accordance with
         Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
 h. |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
 i. |_|  A  church  plan  that  is   excluded   from  the
         definition  of an  investment  company  under section
         3(c)(14) of the Investment Company Act of 1940;
 j. |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4            Ownership:

                  (a)    Amount Beneficially Owned:

                         As of June 26, 1998, 336,650 Shares were beneficially owned by the filing person.

                  (b)    Percent of Class:  3.97%

                  (c)    Number of shares as to which such person has:

                         (i)    sole power to vote or to direct the vote:

                                336,650 shares

                         (ii) shared power to vote or direct the vote:

                                0

                         (iii)   sole   power  to   dispose  or  to  direct  the
disposition of:

                                336,650 shares


                                                 Page 4 of 6 Pages

CUSIP No. 269524104


                         (iv) shared power to dispose or direct the  disposition
of:

                                0

Item 5   Ownership of Five Percent or Less of a Class:
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
------
                  Not applicable

Item 7  Identification and Classification of the Subsidiary which Acquired the
------
                  Security Being Reported on By the Parent Holding Company:

                  Not applicable

Item 8  Identification and Classification of Members of the Group:
------

                  Not applicable

Item 9            Notice of Dissolution of Group:
------

                  Not applicable

Item 10           Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                 Page 5 of 6 Pages

CUSIP No. 269524104


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July     , 1998
-------------------------------------------------------------------------------
Date

/s/ John R. Tozzi
-------------------------------------------------------------------------------

Signature


John R. Tozzi, President
-------------------------------------------------------------------------------

Name/Title




                                                 Page 6 of 6 Pages